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                                                                    EXHIBIT 10.2

               DESCRIPTION OF BONUS ARRANGEMENT FOR YOAV MICHAELY




The incentive bonus paid to Yoav Michaely for each full calendar year included within the term of his employment is currently determined under a "balanced scorecard" approach, described as follows:

(1) Eligibility for the bonus each year will be based on certain performance indicators for the operations in Europe, Middle East and Africa (excluding France). These indicators could include (i) Adjusted Operating Profit, (ii) efficiency improvement, as measured by certain expense ratios, (iii) the Company's earnings per share, and (iv) other components. The bonus will be based on performance as compared to pre-established performance goals for each component. The specific components, as well as the respective weighting and the performance goals for each component, will be determined in the sole discretion of the Chief Executive Officer no later than January 31 of the relevant year.

(2) The total bonus will equal the sum of the bonus amounts determined for each component. The bonus amount for each component will equal the amount described in (3), below, multiplied by the weighting factor described in (1), above.

(3) For each component, goals will be pre-established for threshold, target, and outstanding performance which, if achieved, will result in a bonus amount for that component as follows:

                          Goal Achievement            Bonus Amount

                          Threshold                   0.25 times base salary
                          Target                      0.50 times base salary
                          Outstanding                 1.00 times base salary

              For performance below threshold, the bonus amount will equal zero. For performance between threshold and target, or between target and outstanding, the bonus amount will equal the interpolated amount between the bonus amounts for threshold and target performance, or between target and outstanding performance, as the case may be. For performance above outstanding, the bonus amount will be capped at the outstanding bonus amount. In addition to the above, an additional bonus can be earned through a bonus multiplier. The multiplier will range from 1 times to 1.2 times based upon the achievement of increased net operating profit percentage.

(4) "Adjusted Operating Profit" means operating profit minus a cost of capital, as defined by the Company.


August 13, 2002